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                                                                   EXHIBIT 99.1


                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


CONTACT:
John Casey, Chief Financial Officer
Doskocil Manufacturing Company, Inc.
817-467-5116

                      DOSKOCIL APPOINTS NEW PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER

ARLINGTON, TX (July 21, 1999) -- The majority shareholder of Doskocil Manufacturing Company, Westar Capital, announced today the appointment of Larry Rembold as President and Chief Executive Officer, replacing Gary Kleinjan, who is leaving the company to pursue other business opportunities.

Kleinjan, who had been Doskocil's President and Chief Executive Officer since 1997, said, "I am proud to have been associated with such an outstanding company and to have had the opportunity to build the fine management team now in place."

Mr. Rembold, the former President and Chief Executive Officer of Dolco Packaging Corp., a publicly traded plastic manufacturing company, also served as Doskocil Manufacturing Company's President and Chief Executive Officer during part of 1997, and for two years has been a member of the Board. Most recently, Mr. Rembold served as President and Chief Executive Officer of Harper Leather Goods, Inc., a manufacturer of pet consumables.

John Clark, Westar's managing partner, further stated "Larry Rembold has an excellent background in manufacturing and customer service. We are delighted he will be expanding his role at our Company. He will be relocating to the Dallas Metroplex area immediately."

Doskocil Manufacturing Company manufactures a broad range of plastic and other pet products sold through a distribution network of more than 2000 retailers. Doskocil's major products include pet carriers, pet shelters and other related pet products and plastic carriers for sporting equipment. The company's principal offices and manufacturing operations are located in Arlington, Texas. For further information, please contact Mr. John Casey, Chief Financial Officer.